March 3, 2025

Exodus Reports Fourth Quarter and Full Year 2024 Results
Provides Preliminary First Quarter 2025 Highlights

Full Year 2024 Revenue of $116 million

OMAHA, Neb., Mar. 3, 2025 (GLOBE NEWSWIRE) -- Exodus Movement, Inc. (NYSE American: EXOD) ("Exodus"), a leading self-custodial cryptocurrency platform, today announced its preliminary results for the fourth quarter and full year ended December 31, 2024. The Company reported preliminary full year revenue of $116.3 million for fiscal 2024, an increase of 107% compared to fiscal 2023.

Preliminary Fourth Quarter and Full Year 2024 Financial Highlights (Unaudited)

In USD millions, except percentages	Q4 2024	Q4 2023	% Change	2024	2023	% Change
Revenue	$ 44.8	$ 18.5	143%	$ 116.3	$ 56.2	107%
Gain on digital assets, net	56.9	1.1	4,866%	96.1	1.4	6,616%

“In the fourth quarter, in addition to record revenue we achieved milestones that significantly advanced our product innovation and strengthened our market position,” said JP Richardson, CEO and co-founder of Exodus.

“The expansion of our partnership ecosystem and the continued momentum of XO Swap reinforce our commitment to making digital asset ownership seamless and secure. We believe XO Swap’s increasing industry adoption highlights demand for self-custody solutions that offer transparency and efficiency. Meanwhile, Passkeys Wallet removes onboarding friction with an intuitive, self-custody experience that is designed to eliminate the need for traditional passwords and recovery phrases. Simplified access to digital assets should empower more users to participate in the evolving Web3 ecosystem.”

Fourth Quarter and Full Year Operational and Other Financial Highlights (Unaudited)

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Exchange provider processed volume - $2.33 billion in Q4 2024, up 172% from Q4 2023. Bitcoin, Tether (ETH Network), and Tether (TRX Network) were the top assets traded in Q4 2024, at 37%, 25%, and 24% of volume, respectively.
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Exodus monthly active users1 - 2.3 million as of end of Q4 2024, up 64% from 1.4 million as of end of Q4 2023.

1 Monthly active users as of December 31, 2024.

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Digital assets and cash - $264.7 million, including $190.1 million in bitcoin and ether and $68.4 million in cash and cash equivalents, USD Coin (USDC), and Treasury bills as of December 31, 2024.
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Full-time equivalent team members - approximately 210 at 2024 year-end, an increase of approximately 20 from the prior year.
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Customer response time - average response time of less than 60 minutes in Q4.

“In Q4, we delivered improved profitability, demonstrating the operating leverage of our business model and the increasing adoption of our ecosystem,” said James Gernetzke, CFO of Exodus. “We are further encouraged by the early success of XO Swap, which contributed 12% of revenue in Q4. We believe our ability to drive higher transaction volumes through both product innovation and strategic initiatives positions Exodus for continued momentum in 2025.”

Preliminary First Quarter 2025 Highlights (Unaudited):

We are providing preliminary first quarter 2025 highlights. These selected preliminary metrics have not been reviewed by Deloitte & Touche LLP, our independent registered public accounting firm, do not reflect our 2025 first quarter end results, are subject to completion of our fiscal quarter and our financial reporting processes, are based on information known by management as of the date of this press release, and do not represent a comprehensive statement of our financial results for the quarter ending March 31, 2025.

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Digital assets held as of February 28, 2025 consisted of over 2,000 bitcoin and over 2,660 ether (in units).
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Exchange provider processed volume was $1.45 billion for the two-month period from January 1, 2025 through February 28, 2025. This amount exceeds the $1.35B volume recorded in the full prior year quarter, Q1 2024, a record-setting quarter at the time.

Q4 2024 Webcast

Exodus will host a webcast of its fourth quarter and full year ended December 31, 2024 results beginning at 4:30PM (Eastern Time) on March 3, 2025. To access the webcast, please use this link. It will also be available on the Company’s Investor Relations website exodus.com/investors. Supplementary materials will also be made available prior to the webcast on the “Investor Relations” portion of the Company website, and a replay of the video webcast will be available following the live event for at least 90 days thereafter.

Upcoming Conferences

Exodus plans to attend the following conferences:

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March 4th, 2025: Citizens JMP Technology Conference (San Francisco, CA)

Fireside chat at 2:30 PM PST/5:30 PM Eastern Time

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JMP Technology Conference Webcast Link
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March 5th, 2025: KeyBanc Emerging Technology Summit (San Francisco, CA)

Fireside chat at 10:00 AM PST/1:00 PM Eastern Time

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KeyBanc Emerging Technology Summit Webcast Link

Investor Contact
investors@exodus.com

Disclosure Information

Exodus may use its website and the following social media outlets as distribution channels of material nonpublic information about the Company. Financial and other important information regarding the Company is routinely accessible through and posted on the following: websites exodus.com/investors and exodus.com/blog, and social media: X (@exodus and JP Richardson’s feed @jprichardson), Facebook, LinkedIn, and YouTube.

Information Regarding Preliminary Metrics

Because the 2025 first quarter is ongoing, our results for the 2025 first quarter are not complete. Actual results following the completion of the fiscal quarter end may differ materially from the express selected preliminary metrics herein and any implied preliminary results because of the completion of the fiscal quarter end, our financial reporting processes and closing procedures, final adjustments and other developments after the date of this press release. In addition, these selected preliminary metrics should not be viewed as a substitute for our financial statements for the quarter ended March 31, 2025 that will be prepared in accordance with GAAP. Accordingly, you should not place undue reliance upon these preliminary metrics.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. Forward-looking statements are based on our beliefs and assumptions and on information currently available to us as of the date hereof. In some cases, you can identify forward-looking statements by the following words: “will,” “expect,” “would,” “should,” “intend,” “believe,” “expect,” “likely,” “believes,” “views”, “estimates”, or other comparable terminology. Forward-looking statements in this document include, but are not limited to, our preliminary financial information, including digital asset holdings, exchange provider processed volumes and our fiscal quarter end results, management statements regarding management’s confidence in our products, services, business trajectory and plans, expectations regarding demand for our products; and our ability to deliver higher transaction volumes. Such forward-looking statements involve a number of risks, uncertainties and other important factors that could cause our actual results to differ materially from those expressed or implied by our forward-looking statements. Such factors include those set forth in “Item 1. Business” and “Item 1A. Risk Factors” of Amendment No. 6 to our Registration Statement on Form 10 filed with the Securities and Exchange Commission (the “SEC”) on November 27, 2024, as well as in our other reports filed with the SEC from time to time. All forward-looking statements are expressly qualified in their entirety by such cautionary statements. Readers are cautioned not to place undue reliance on such forward-looking statements. Except as required by law, we undertake no obligation to update or revise any forward-looking statements that have been made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events.